EXHIBIT 99.1

MGP Ingredients, Inc. Reports Second Quarter 2012 Results

Strong Demand for Beverage Alcohol Drives Distillery Segment Sales

Highlights

  Q2 total net sales up 24% vs. year ago
  Higher volume and pricing drive distillery sales increase of 34% vs. year ago
  Q2 net loss per share of $0.05 vs. net loss of $0.61 in prior year
  Improved material sourcing and selected price increases set stage for second half of year

ATCHISON, Kan., Aug. 9, 2012 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today reported results for the second quarter ended June 30, 2012. The net loss of $850,000, or $0.05 per diluted share, compared favorably with a net loss of $10.3 million, or $0.61 per diluted share, in the prior year.

Net sales for the second quarter increased 24 percent compared to the same quarter a year ago. The increase was primarily attributable to higher volume and improved pricing in high quality food grade alcohol. The recently acquired Lawrenceburg, Indiana distillery contributed to higher sales of beverage alcohol, along with sales of distillers feed and warehousing revenues. The ingredients segment reported lower sales for the period due to decreased volume partially offset by improved pricing.

Net income for the second quarter improved from a year ago, with a net loss of $850,000 compared with a net loss of $10.3 million. The net loss for the second quarter was driven by the continuing high costs of raw materials and the temporary effects of a planned 1-week shut-down of the Atchison, Kansas, plant for maintenance and capital upgrades. The company also experienced higher personnel costs related to the acquisition of the Lawrenceburg, Indiana distillery in late 2011. The loss during the prior-year period included significant unfavorable changes to cost of sales from open hedge contracts.

"We're making continued progress on growing the top-line," said Tim Newkirk, president and chief executive officer. "Our profitability, on the other hand, continues to lag behind our targets. High corn prices are certainly having an impact in terms of margin compression. However, this is mainly a function of some of our existing supply contracts, most of which are expected to roll off in the second half of the year. That's why we haven't yet been able to fully take advantage of our new sourcing agreements. Fortunately, our supply partner has an extensive global corn origination network and is not solely dependent on local origination for our facilities' corn supply. We also benefit from their much greater buying power. By the fourth quarter, we expect to be back to flat pricing for most of our grain needs, thereby reducing our corn basis risk and its negative impact on distillery margins.

"Performance at our Lawrenceburg, Indiana distillery is coming up to speed now that the facility has been integrated with our SAP platform. Process changes at the plant are expected to result in increased quality and efficiency. We're also seeing greater interest in a broader range of premium beverages as we spend more time with LDI's customer base. Demand remains strong for premium aged bourbon and whiskeys; therefore, we added to our MGP-owned barrel inventory in the second quarter at an investment of approximately $5 million."

Net income for the first six months of 2012 improved to $1,026,000, or $0.06 per diluted share, compared with a net loss of $9.6 million, or $0.57 per diluted share a year ago. Net sales for the 2012 six month period were $171.8 million, an increase of 29 percent on the prior-year period.

Distillery Products Segment Review

  Distillery products sales for the second quarter were $71.1 million, an increase of 34 percent compared to the prior year quarter. The majority of this increase was mainly due to a 37 percent increase in sales of high quality food grade alcohol, driven by approximately equal gains in pricing and unit volume. The Lawrenceburg, Indiana, facility added significant new sales of beverage alcohol compared to the prior year. The Lawrenceburg distillery also generates sales of distillers feed and fees for warehousing services related to the storage of barrels used in the aging of whiskey and bourbon. Non-food grade alcohol sales declined by 32 percent compared with the prior-year period.

  The distillery products segment reported second quarter pre-tax operating income of $3.7 million compared to a pre-tax loss of $3.7 million during the same quarter a year ago. Quarter over quarter, pricing for distillery products out-paced the increased costs for corn, excluding the impact of accounting for open commodity contracts. Current quarter cost of sales had a $2.0 million favorable impact related to open commodity contracts compared with an unfavorable impact of $5.5 million in the prior year. For the second quarter, the per-bushel cost of corn averaged 4.8 percent lower than a year ago, with natural gas declining by an average of 13 percent over the same period.

  Distillery products sales for the first six months of 2012 were $143.6 million, an increase of 39 percent over the prior year period. Pre-tax segment operating income for the six months was $6.4 million, an increase of 50 percent over the same period a year ago.

Ingredient Solutions Segment Review

  Ingredient segment sales for the second quarter were $14 million, a decrease of approximately 10 percent from the prior year's quarter. Higher average pricing was offset by declines in unit volume.

  The ingredients segment reported a second quarter pre-tax operating income of $987,000 compared with a pre-tax operating loss of $136,000 for the quarter a year ago. This was principally due to improved average selling prices, a higher value product mix and lower natural gas prices. Flour costs averaged approximately 8 percent lower per pound compared with the prior-year period.

  Ingredients segment sales for the first six months of 2012 were $27.6 million, a decrease of 5 percent over the prior year period. Pre-tax segment operating income for the six months was $2.6 million compared with a loss of $35,000 over the same period a year ago.

Other Segment Review

  Sales of the Company's plant-based biopolymers in the second quarter were $248,000, which was modestly higher than prior year levels. The Company reported a pre-tax operating loss of $150,000 compared to a pre-tax loss of $209,000 in the prior year's quarter. For the first six months segment sales were $529,000 compared with $515,000. The pre-tax operating loss for the first six months was $246,000 compared with a prior-year loss of $385,000. MGP is participating in an externally funded project to find innovative ways to produce cost-competitive bio-based foams, plastics, and other materials from distillers dried grains and soluables.

Newkirk concluded, "We like our long-term positioning. While our quarterly results have yet to show consistency, we're more confident in our ability to compete in an environment of stubbornly high commodity prices. The turnaround in profitability of our ingredients segment is one example of our progress over the past year. The addition of brown goods to our beverage portfolio has enhanced our distillery margins. Other positive factors for the second half of this year include the resetting of our raw material sourcing contracts and the recently-implemented price increases for distillery products. In the meantime, we're focused on keeping customers satisfied and generating more cash from every gallon or pound we process."

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. has pioneered food science innovation and the production of value-added, grain-based starches, proteins and food-grade alcohol products for the branded packaged goods industry. The Company has facilities in Atchison, Kansas; Onaga, Kansas; and its newest facility in the adjoining towns of Lawrenceburg and Greendale, Indiana.  Each is dedicated to utilizing the latest technologies to assure the highest quality products and superior customer service. For more information, visit www.mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) our ability to close the prospective acquisition of Lawrenceburg Distillers Indiana, LLC and to integrate the acquired operations into our own, (v) the competitive environment and related market conditions, (vi) the ability to effectively pass raw material price increases on to customers, (vii) the ability to effectively operate the Illinois Corn Processing, LLC ("ICP") joint venture, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) and actions of governments, (xi) consumer tastes and preferences.   For further information on these and other risks and uncertainties that may affect the Company's business, see Item 1A. Risk Factors in Part II of the Company's Transition Report on Form 10-K for the six-month period ended December 31, 2011.

MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Gross Sales	$ 87,263	$ 68,882	$ 175,693	$ 133,093
Less Excise Taxes	1,729	84	3,815	107
Net Sales	$ 85,534	$ 68,798	$ 171,878	$ 132,986
Cost of Sales	79,618	71,586	160,383	129,255
Gross Profit	$ 5,916	$ (2,788)	$ 11,495	$ 3,731

Selling, General and Administrative Expenses	$ 6,285	$ 4,880	$ 14,033	$ 10,570
Other operating costs	176	425	250	425
Income (loss) from Operations	$ (545)	$ (8,093)	$ (2,788)	$ (7,264)

Gain on Joint Venture Interest	--	--	4,055	--
Other Income, Net	2	2	4	5
Interest Expense	(232)	--	(487)	(92)
Equity in earnings of joint ventures	(143)	(2,296)	294	(2,172)
Income Before Income Taxes	$ (918)	$ (10,387)	$ 1,078	$ (9,523)

Provision for Income Taxes	(68)	(129)	52	34
Net Income	$ (850)	$ (10,258)	$ 1,026	$ (9,557)

Other Comprehensive Income	12	2,971	185	2,988
Comprehensive Income	$ (838)	$ (7,287)	$ 1,211	$ (6,569)

Basic Earnings Per Common Share	$ (0.05)	$ (0.61)	$ 0.06	$ (0.57)
Diluted Earnings Per Common Share	$ (0.05)	$ (0.61)	$ 0.06	$ (0.57)

Weighted average shares outstanding – Basic	16,916,304	16,752,771	16,916,304	16,675,254
Weighted average shares outstanding – Diluted	16,916,304	16,752,771	16,918,266	16,675,254

CONSOLIDATED BALANCE SHEET (UNAUDITED)
(Dollars in thousands)	June 30, 2012	Dec. 31, 2011	(Dollars in thousands)	June 30, 2012	Dec. 31, 2011
ASSETS			LIABILITIES AND STOCKHOLDERS' EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$ --	$ 383	Current maturities on long-term debt	$ 1,697	$ 1,670
Restricted cash	2,757	7,605	Revolving credit facility	23,380	21,142
Receivables	35,364	27,804	Accounts payable	22,423	22,704
Inventory	36,525	31,082	Accounts payable to affiliate, net	4,611	6,167
Prepaid expenses	1,087	958	Accrued expenses	5,165	4,023
Deferred income taxes	5,286	6,056	Derivative Liabilities	1,764	3,465
Refundable income taxes	514	566	Total Current Liabilities	$ 59,040	$ 59,171
Derivative Assets	--	1,304	Other Liabilities:
Assets held for sale	--	2,300	Long-term debt, less current maturities	5,996	6,852
Total Current Assets	$ 81,533	$ 78,058	Deferred credit	3,896	4,195
			Accrued retirement, health and life	6,517	6,309
			insurance benefits
			Other non-current liabilities	1,715	2,144
Property and equipment, at cost	190,367	185,386	Noncurrent deferred income taxes	5,286	6,056
Less accumulated depreciation	(113,952)	(108,307)	Total Other Liabilities	$ 23,410	$ 25,556
Net property, plant and			Total Liabilities	$ 82,450	$ 84,727
equipment	$ 76,415	$ 77,079
Investment in unconsolidated subsidiary	7,889	12,147	Stockholders' Equity	85,062	84,430
Other non-current assets	1,675	1,873	TOTAL LIABILITIES AND
TOTAL ASSETS	$ 167,512	$ 169,157	STOCKHOLDERS' EQUITY	$ 167,512	$ 169,157

Capital Structure
Net Investment in:
Cash and cash equivalents	$ --	$ 383
			Financed By:
Working capital	$ 22,493	$ 18,887	Long-term debt*	$ 5,996	$ 6,852
Property, plant and equipment	76,415	77,079	Deferred liabilities	17,414	18,704
Other non-current assets	9,564	14,020	Stockholders' equity	85,062	84,430
Total	$ 108,472	$ 109,986	Total	$ 108,472	$ 109,986

* Excludes short-term portion. Short-term portion is included within working capital.
CONTACT: Marta Myers, 913-367-1480